malonebailey LLP
CERTIFIED PUBLIC ACCOUNTING FIRM

September 14, 2023

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re: TRxADE HEALTH, INC.

We have read the statements under the Changes In Registrant's Certifying Accountant section of item 4.01 in the Form 8-K to be filed with the Securities and Exchange Commission. We agree with the statements pertaining to us.

Malone Bailey, LLP

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas